Exhibit 10.12

AMENDMENT TO MONITORING FEE AGREEMENT

     This Amendment to Monitoring Fee Agreement (this “Amendment”) is dated as of January 7, 2010 (the “Amendment Date”), by and between ExamWorks, Inc., a Delaware corporation (the “Company”), and Compass Partners, L.L.C., a New York limited liability company (“Compass”).

RECITALS

     WHEREAS, the Company and Compass have entered into that certain Monitoring Fee Agreement, dated as of July 14, 2008, as amended by that certain Letter Agreement, dated as of May 28, 2009 (as amended, restated, modified or supplemented, the “Monitoring Agreement”); and

     WHEREAS, the Company and Compass desire to amend and modify the Monitoring Agreement as set forth herein.

     NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

     1. Defined Terms. All capitalized terms used herein (including, without limitation, in the preamble and recitals hereof) without definition shall have the meanings ascribed thereto in the Monitoring Agreement.

     2. Amendments to Monitoring Agreement.

          2.1 Section 3 of the Monitoring Agreement, MONITORING FEE, is hereby amended and modified by deleting the text of such Section in its entirety and replacing it with the following text:

          “(a) In consideration of the Services being provided by Compass, the Company shall issue, in accordance with the provisions of Section 2.1(b) hereof, 143,842 shares of the common stock of the Company (the “Monitoring Fee”), which shares shall be fully paid and non-assessable and free and clear of all liens. The Monitoring Fee shall be paid in full on the Amendment Date and shall be fully earned on such date and shall be non-refundable when paid.

          (b) Compass hereby authorizes and directs the Company to issue fifty percent (50%) of the stock comprising the Monitoring Fee to be issued to and in the name of Mr. James K. Price, an individual resident of the State of Georgia (“Mr. Price”), and fifty percent (50%) of the stock comprising the Monitoring Fee to be issued to and in the name of Mr. Richard E. Perlman, an individual resident of the State of New York (“Mr. Perlman”). As a condition precedent to such issuances, Mr. Price and Mr. Perlman agree to execute a joinder and become party to that certain Stockholders’ Agreement, dated as of July 14, 2008, among ExamWorks Holdings, LLLP, those certain stockholders party thereto and the Company, as amended by that certain Amendment to Stockholders’ Agreement dated as of December 4, 2009 (as may be further amended, restated, modified or supplemented from time to time, the “Stockholders’ Agreement”).

          (c) Compass agrees that the Company shall have no obligation to, and shall not, pay any cash Monitoring Fee payable prior to the Amendment Date pursuant to Section 3 of the Monitoring Agreement as in effect prior to this Amendment for periods subsequent to September 30, 2009.”

          2.2 Section 8 of the Monitoring Agreement, TERM, is hereby amended and modified by deleting the last sentence thereof and replacing it with the following text:

          “The provisions of Sections 5, 6 and 8 will survive the termination of this Agreement. As used herein, “Termination Date” means the earliest of (i) [December 31, 2014 or (ii) such earlier date as the Company may determine upon thirty (30) days written notice to Compass.”

     3. Key Man Life Insurance. By signing the acknowledgement hereunder, Mr. Price and Mr. Perlman hereby consent to and authorize the Company to obtain, during the Term of the Monitoring Agreement and at the Company’s expense, insurance policies on the lives of each of Mr. Price and Mr. Perlman and naming the Company as beneficiary thereof.

     4. No Other Amendments. Except for the amendments to the Monitoring Agreement as expressly set forth above, the text of the Monitoring Agreement shall remain unchanged and in full force and effect and Compass and the Company hereby ratify and confirm each of their respective obligations thereunder.

     5. Further Assurances. Each party will cooperate with the other party and execute such further instruments and documents as may be reasonably required to carry out the transactions contemplated by this Amendment.

     6. Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

     7. Integration. This Amendment, together with the Monitoring Agreement, will constitute the entire agreement between the parties with respect to the subject matter hereof, and will supersede all previous oral and written (and all contemporaneous oral) negotiations, commitments, agreements and understandings related hereto.

     8. Counterparts. This Amendment may be executed by one or more parties to this Amendment on any number of separate counterparts, and all of said counterparts taken together will be deemed to constitute one and the same instrument.

     9. Severability. Any provision of this Amendment which is prohibited or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction will not invalidate or render unenforceable such provision in any other jurisdiction.

[Signatures on following page]

     IN WITNESS WHEREOF, the undersigned have executed, or have caused to be executed, this Amendment on the date first written above.

EXAMWORKS, INC.

By:	/s/ Miguel Fernandez de Castro
Name: Miguel Fernandez de Castro
Title Chief Financial Officer

COMPASS PARTNERS, L.L.C.

By:	/s/ Richard E. Perlman
Name: Richard E. Perlman
Title: President

ACKNOWLEDGED AND AGREED,
with respect to Sections 2.1(b) and 3 only:

/s/ James K. Price___________
James K. Price

/s/ Richard E. Perlman_______
Richard E. Perlman

(Signature Page to Amendment to Monitoring Fee Agreement)